Aetna Life Insurance and Annuity Company

                                 ENDORSEMENT

The Contract is hereby endorsed as follows:

The DISCONTINUANCE, NON-FORFEITURE or SURRENDER PROVISIONS as applicable in this contract are endorsed to add the following new Sections:

Systematic Distribution Options:

Without further amendment of this Contract, Aetna may, from time to time, establish and make available for election by the Contract Owner, one or more Systematic Distribution Options (SDO). When an SDO election is in effect as to any Contract, automatic withdrawals will be made from the Contract. No Surrender Fees or Market Value Adjustment (MVA) apply to such automatic withdrawals made under an SDO.

Any SDO offered by Aetna will be subject to the following criteria:

      (a) Any SDO established by Aetna will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

      (b) The availability of any SDO may be limited by terms and conditions applicable to the election of such SDO; and

      (c) Aetna may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any contracts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

Termination of Contract:

Following the completion of two contract years, or premium years if applicable, in which no stipulated payments have been made, Aetna reserves the right to pay the full Surrender Value to the Contract Owner if the contract value is less than $1,500, provided Aetna gives the Contract Owner 90 days written notice. Such Surrender Value paid may not be reinstated.

The full Surrender Value payable to the Contract Owner will not be reduced by any Surrender Fee and amounts from the Guaranteed Accumulation Account (GAA), (added by endorsement to the contract, if applicable) will receive the greater of:

      (a) The aggregate MVA amount from all Guaranteed Terms prior to the end of those Terms; or
      (b) The applicable portion of the contract value in GAA.

This provision does not apply for any Contract that has elected an Annuity
Option.

Endorsed and made a part of this Contract on the effective date of this Endorsement.

                                             /s/ Dan Kearney
                                             President
                                             Aetna Life Insurance and Annuity
                                             Company



EIP-SDOTPM-97(NY)